June 28, 2018

FOR IMMEDIATE RELEASE

Contacts:
Alan Greer Executive Vice President BB&T Investor Relations (336) 733-3021 AGreer@BBandT.com	Richard Baytosh Senior Vice President BB&T Investor Relations (336) 733-0732 RBaytosh@BBandT.com	Brian Davis Senior Vice President BB&T Corporate Communications Media@BBT.com

BB&T announces Federal Reserve’s response to its CCAR capital plan

WINSTON-SALEM, N.C. - BB&T Corporation (NYSE: BBT) today announced the Board of Governors of the Federal Reserve System accepted its capital plan and did not object to its proposed capital actions.

The capital actions include a recommendation to increase the quarterly dividend $0.03 to $0.405, an 8-percent increase. This action will be considered by the board of directors at its July 24 meeting. The plan also incorporates other uses of capital, including capital distributions of up to $1.7 billion in share repurchase transactions beginning in the third quarter of 2018 through the second quarter of 2019, of which a portion will be used for the announced acquisition of Regions Insurance Group.

“We are pleased to receive the Federal Reserve’s non-objection to our plan to increase dividends and authorize a share repurchase program,” said Chairman and Chief Executive Officer Kelly S. King. “This allows us to continue to provide one of the strongest dividend payouts among regional banks. This increase is in addition to our previously announced 13.6-percent increase in the common quarterly dividend earlier this year. These actions demonstrate BB&T’s continued capital strength and our commitment to serving our clients and communities as we generate long-term benefits for our shareholders.”

BB&T submitted its capital plan, approved by its board of directors, to the Federal Reserve, FDIC and the North Carolina Commissioner of Banks in April 2018 as part of the Comprehensive Capital Analysis and Review.

About BB&T
BB&T is one of the largest financial services holding companies in the U.S. with $220.7 billion in assets and market capitalization of approximately $40.6 billion, as of March 31, 2018. Building on a long tradition of excellence in community banking, BB&T offers a wide range of financial services including retail and commercial banking, investments, insurance, wealth management, asset management, mortgage, corporate banking, capital markets and specialized lending. Based in Winston-Salem, N.C., the company operates more than 2,000 financial centers in 15 states and Washington, D.C. A Fortune 500 company, BB&T is recognized consistently for outstanding client service by Greenwich Associates for small business and middle market banking. More information about BB&T and its full line of products and services is available at BBT.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of BB&T’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause BB&T’s actual results to differ materially from those described in the forward-looking statements can be found in BB&T’s Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2018. BB&T does not undertake to update the forward-looking statements.

The timing and exact amount of future repurchases of BB&T shares will be consistent with BB&T's capital plan and subject to various factors, including BB&T's capital position, liquidity, financial performance, alternative uses of capital, stock trading price, and general market conditions, and may be suspended at any time. The share repurchases may be executed through open market purchases, privately negotiated transactions, and trading plans established in accordance with Securities and Exchange Commission rules or other means.

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